Loop Media, Inc. 10-K

Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the date set forth on the signature page hereto, by and between Loop Media, Inc., a Nevada corporation (the “Company”), and Andy Schuon (hereinafter, the “Executive”).

R E C I T A  L S:

WHEREAS, the Executive is currently employed as the Head of Loop Media Studios for the Company; and

WHEREAS, the Executive possesses intimate knowledge of the business and affairs of the Company, its policies, methods and personnel; and

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the Executive has contributed to the growth and success of the Company, and desires to assure the Company of the Executive’s continued employment and to compensate him therefor; and

WHEREAS, the Board has determined that this Agreement will reinforce and encourage the Executive’s continued attention and dedication to the Company; and

WHEREAS, the Executive is willing to make his services available to the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for the reasons set forth hereinabove, and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.            Employment.

1.1 Employment and Term. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein.

1.2 Duties of Executive. During the Term of Employment under this Agreement, the Executive shall serve as the Head of Loop Media Studios for the Company, shall faithfully and diligently perform all services as may be assigned to him by the Board (provided that, such services shall not materially differ from the services currently provided by the Executive), and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive shall devote his full time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to: (a) serve on corporate, civic or charitable boards or committees; (b) deliver lectures, fulfill speaking engagements or teach at educational institutions; or (c) manage personal investments, so long as such activities do not significantly interfere with or significantly detract from the performance of the Executive’s responsibilities to the Company in accordance with this Agreement.

2.            Term.

2.1          Initial Term. The initial Term of Employment (as defined below) under this Agreement, and the employment of the Executive hereunder, shall commence on the date hereof (the “Commencement Date”) and shall expire on the date that is three years from the date hereof unless sooner terminated in accordance with Article 5 hereof (the “Initial Term”).

2.2          Renewal Terms. At the end of the Initial Term, the Term of Employment automatically shall renew for successive three (3) year terms (subject to earlier termination as provided in Article 5 hereof), unless the Company or the Executive delivers written notice to the other at least three months prior to the Expiration Date of its or his election not to renew the Term of Employment.

2.3          Term of Employment and Expiration Date. The period during which the Executive shall be employed by the Company pursuant to the terms of this Agreement is sometimes referred to in this Agreement as the “Term of Employment”, and the date on which the Term of Employment shall expire (including the date on which any renewal term shall expire), is sometimes referred to in this Agreement as the “Expiration Date.”

3.            Compensation.

3.1         Base Salary. The Executive shall receive a base salary at the annual rate of $276,000 (the “Base Salary”) during the Term of Employment, with such Base Salary payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be adjusted for annual merit increases of a minimum of 5% and may, by action and in the discretion of the Board, be increased at any time or from time to time, but may not be decreased.

3.2          Bonuses.

(a)       During the Term of Employment, the Executive shall participate in the Company’s annual cash incentive plan, program and/or arrangements applicable to senior-level executives as established and modified from time to time by the Compensation Committee of the Board, if one exists, otherwise by the Board in its sole and absolute discretion. During the Term of Employment, the Executive shall have a threshold bonus opportunity under such plan or program equal to 40 percent of his current Base Salary, a target bonus opportunity under such plan or program equal to 65 percent of his current Base Salary, and a maximum bonus under such plan or program equal to 100 percent of his current Base Salary, in each case based on satisfaction of performance criteria to be established by the Compensation Committee of the Board, if one exists, otherwise by the Board within three (3) months of the entry into this Agreement and within the first three months of each fiscal year that begins thereafter during the Term of Employment. Payment of cash incentive awards shall be made in the same manner and at the same time that other senior-level executives receive their annual cash incentive awards.

(b)       The Company agrees that during the Executive’s Term of Employment, should shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) be listed on an exchange registered as a national securities exchange under Section 6 of the Securities Exchange Act of 1934 (the “Uplisting”), the Company shall pay the Executive a one-time bonus of $250,000. Any bonus payable in connection with the Uplisting pursuant to this Article 3 shall be paid within thirty (30) days of the Uplisting. Any such payment will be considered an advance against earned Incentive Compensation.

(c)       For the Bonus Period in which the Executive’s employment with the Company terminates for any reason other than by the Company for Cause under Section 5.1 hereof, the Company shall pay the Executive a pro rata portion (based upon the period ending on the date on which the Executive’s employment with the Company terminates) of the bonus otherwise payable under Section 3.2(a) hereof for the Bonus Period in which such termination of employment occurs; provided, however, that: (i) the Bonus Period shall be deemed to end on the last day of the fiscal quarter of the Company in which the Executive’s employment so terminates; and (ii) the business criteria used to determine the bonus for this short Bonus Period shall be annualized and shall be determined based upon unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods, and reviewed and approved by the Compensation Committee of the Board, if one exists, otherwise by the Board. The compensation for this Bonus Period is sometimes hereinafter referred to as the “Termination Year Bonus.”

(d)       The Executive shall receive such additional bonuses, if any, as the Compensation Committee of the Board, if one exists, otherwise as the Board may in its sole and absolute discretion determine.

(e)       Any bonuses payable pursuant to this Section 3.2 are sometimes hereinafter referred to as “Incentive Compensation.” Each period for which Incentive Compensation is payable is sometimes hereinafter referred to as a “Bonus Period.”

(f)       Any Incentive Compensation payable pursuant to this Section 3.2 shall be paid by the Company to the Executive within 75 days after the end of the Bonus Period for which it is payable.

3.3          Review of Agreement, Base Salary and Incentive Compensation. The Company agrees that this Agreement and the Executive’s Base Salary shall be reviewed in coordination with any Uplisting or a significant financing in an amount of at least $20,000,000. Further, the Company agrees that the Executive’s Incentive Compensation shall be reviewed upon the final pricing of any Uplisting, or if an Uplisting does not occur, the Executive’s Incentive Compensation shall be reviewed within twelve (12) months of the Commencement Date.

4.             Expense Reimbursement and Other Benefits.

4.1          Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses of executive personnel, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

4.2          Compensation/Benefit Programs. During the Term of Employment, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its executive personnel, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans.

4.3          Working Facilities. During the Term of Employment, the Company shall furnish the Executive with an office, administrative assistance and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder. During any period of time where the Company supports or requires remote working, including during the COVID-19 pandemic of 2020/2021, the Company shall pay reasonable fees and expenses for the cost of a mobile phone, home/laptop computer, software, office furniture, internet connection and other items that are reasonably required and appropriate for the performance of his duties hereunder.

4.4           Equity Awards. During the Term of Employment, the Executive shall be eligible to be granted equity awards under (and therefore subject to all terms and conditions of) the Company’s equity incentive plan or such other plans or programs as the Company may from time to time adopt, and subject to all rules of regulation of the Securities and Exchange Commission applicable thereto. The number and type of equity awards, and the terms and conditions thereof, shall be determined by the Compensation Committee of the Board, if one exists, otherwise by the Board in its discretion and pursuant to the equity incentive plan. These include annual grants of Common Stock, restricted stock units and stock options.

4.5          Other Benefits. The Executive shall receive such additional benefits, if any, as the Board shall from time to time determine.

4.6          Withholding. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

5.             Termination.

5.1          Termination for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, for Cause as defined below. For purposes of this Agreement, the term “Cause” shall mean:

(a)           an action or omission of the Executive which constitutes a willful and material breach of, or willful and material failure or refusal (other than by reason of his disability or incapacity) to perform his duties under this Agreement which is not cured within 60 days after receipt by the Executive of written notice of same;

(b)           fraud, embezzlement, misappropriation of funds or breach of trust in connection with his services hereunder;

(c)           a conviction of, or entry of a plea of guilty or nolo contendere to, a felony (other than a traffic violation); or

(d)           gross negligence in connection with the performance of the Executive’s duties hereunder, which is not cured within 60 days after receipt by the Executive of written notice of same.

Any termination for Cause shall be made by notice in writing to the Executive, which notice shall set forth in reasonable detail all acts or omissions upon which the Company is relying for such termination, and providing the Executive with an opportunity to cure (if curable) within a reasonable period of time. No termination of the Executive’s employment for Cause shall be permitted unless the date of termination occurs during the 120-day period immediately following the date that the events or actions constituting Cause first become known to the Board. Upon any termination pursuant to this Section 5.1, the Company shall:

(i)            pay to the Executive any unpaid and accrued Base Salary through the date of termination; and

(ii)           pay to the Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of the termination of Executive’s employment with the Company.

Upon any termination effected and compensated pursuant to this Section 5.1, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1 hereof).

5.2          Disability. In the event the Executive shall be unable, or fail, to perform the essential functions of his position, with or without reasonable accommodation, for any period of six months or more in any 12-month period, the Company shall have the option, in accordance with applicable law, to terminate this Agreement upon written notice to the Executive. Upon termination pursuant to this Section 5.2, the Company shall:

(a)           pay to the Executive any unpaid and accrued Base Salary through the effective date of termination specified in such notice;

(b)           pay to the Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of termination of the Executive’s employment with the Company at the time provided in Section 3.2(f) hereof;

(c)           pay to the Executive a severance payment equal to six (6) months of the Executive’s Base Salary at the time of the termination of the Executive’s employment with the Company; and

(d)           pay to the Executive his Termination Year Bonus, if any, at the time provided in Section 3.2(f) hereof.

Upon any termination effected and compensated pursuant to this Section 5.2, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1 hereof.

5.3           Death. Upon the death of the Executive during the Term of Employment, the Company shall:

(a)           pay to the estate of the deceased Executive any unpaid and accrued Base Salary through the Executive’s date of death;

(b)           pay to the estate of the deceased Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the Executive’s date of death; and

(c)           pay to the estate of the deceased Executive, the Executive’s Termination Year Bonus, if any, at the time provided in Section 3.2(f) hereof.

Upon any termination effected and compensated pursuant to this Section 5.3, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of the Executive’s death, subject, however to the provisions of Section 4.1 hereof).

5.4          Termination Without Cause. The Company shall have the right to terminate the Term of Employment at any time by written notice to the Executive not less than 60 days prior to the effective date of such termination. Upon any termination pursuant to this Section 5.4 (that is not a termination under any of Sections 5.1, 5.2, 5.3, 5.5 or 5.6 hereof), the Company shall:

(a)           pay to the Executive any unpaid and accrued Base Salary through the termination of this Agreement;

(b)           pay to the Executive the accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the termination of this Agreement;

(c)           pay to the Executive his pro rata Termination Year Bonus,, at the time provided in Section 3.2(f) hereof;

(d)           pay to the Executive as a single lump sum payment, within 30 days of the date of the Termination of the Term of Employment equal to six (6) months of the Executive’s Base Salary then in effect;

(e)           ensure that any stock awards still vesting would become fully vested; and.

Notwithstanding any other provision herein, the Executive’s right to receive any severance benefits pursuant to this Section 5.4 shall be subject to his execution and delivery to the Company of a general release of claims in substantially the form attached hereto as Exhibit A (with such changes as may be reasonably required to such form to help ensure its enforceability in light of any changes in applicable law) not more than twenty-one (21) days (forty-five (45) days if required under applicable law) after the date the Company provides the final form of release to the Executive (and the Executive’s not revoking such release within any revocation period provided under applicable law). The Company shall provide the final form of release agreement to the Executive not later than seven (7) days following the date of the termination date.

Upon any termination effected and compensated pursuant to this Section 5.4, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1 hereof).

5.5          Termination by Executive.

(a)           The Executive shall at all times have the right, by written notice not less than 60 days prior to the termination date, to terminate the Term of Employment.

(b)           Upon termination of the Term of Employment pursuant to this Section 5.5 (that is not a termination under Section 5.6 hereof) by the Executive without Good Reason (as defined below), the Company shall:

(i)            pay to the Executive any unpaid and accrued Base Salary through the effective date of termination of the Term of Employment specified in such notice; and

(ii)           pay to the Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date on which the Term of Employment terminates.

Upon any termination effected and compensated pursuant to this Section 5.5(b), the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1 hereof).

(c)           Upon termination of the Term of Employment pursuant to this Section 5.5 (that is not a termination under Section 5.6 hereof) by the Executive for Good Reason, the Company shall pay to the Executive the same amounts, and shall continue to provide or compensate for all benefits in the same amounts, that would have been payable or provided by the Company to the Executive under Section 5.4 of this Agreement if the Term of Employment had been terminated by the Company without Cause.

Notwithstanding any other provision herein, the Executive’s right to receive any severance benefits pursuant to this Section 5.5(c) shall be subject to his execution and delivery to the Company of a general release of claims in substantially the form attached hereto as Exhibit A (with such changes as may be reasonably required to such form to help ensure its enforceability in light of any changes in applicable law) not more than twenty-one (21) days (forty-five (45) days if required under applicable law) after the date the Company provides the final form of release to the Executive (and the Executive’s not revoking such release within any revocation period provided under applicable law). The Company shall provide the final form of release agreement to the Executive not later than seven (7) days following the date of the termination date.

Upon any termination effected and compensated pursuant to this Section 5.5(c), the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1 hereof).

(d)           For purposes of this Agreement, “Good Reason” shall mean:

(i)             the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1.2 of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii)            any material failure by the Company to comply with any of the provisions of Article 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive;

(iii)           the Company’s requiring the Executive to be based at any office or location more than 30 miles from the location of the Company’s office on the Commencement Date, except for travel reasonably required in the performance of the Executive’s responsibilities; and

(iv) any purported termination by the Company of the Executive’s employment otherwise than for Cause pursuant to Section 5.1 hereof, or by reason of the Executive’s disability pursuant to Section 5.2 of this Agreement, prior to the Expiration Date.

5.6          Change in Control of the Company.

(a)           In the event that: (i) a Change in Control (as defined in paragraph (b) of this Section 5.6) in the Company shall occur during the Term of Employment; and (ii) either: (A) prior to the earlier of the Expiration Date and one year after the date of the Change in Control, either: (1) the Term of Employment is terminated by the Company without Cause, pursuant to Section 5.4 hereof or (2) the Executive terminates the Term of Employment for Good Reason as defined in Section 5.5(d) hereof, or (B) the Executive terminates the Term of Employment for any reason within 30 days after the Change in Control occurs, the Company shall:

(i)             pay to the Executive any unpaid Base Salary through the effective date of termination;

(ii)           pay to the Executive the Incentive Compensation, if any, not yet paid to the Executive for any year prior to such termination, at such time as the Incentive Compensation otherwise would have been payable to the Executive;

(iii)           pay to the Executive his Termination Year Bonus, if any, at the time provided in Section 3.2 hereof; and

(iv)          pay to the Executive as a single lump sum payment, within 30 days of the termination of the Term of Employment, equal to the sum of (x) two (2) times the sum of the Executive’s annual Base Salary, Incentive Compensation, and the value of the annual fringe benefits (based upon their cost to the Company) required to be provided to the Executive under Sections 4.2 and 4.4 hereof, for the fiscal year immediately preceding the year in which the Term of Employment terminates, plus (y) the value of the portion of his benefits under any savings, pension, profit sharing or deferred compensation plans that are forfeited under those plans by reason of the termination of his employment hereunder.

Notwithstanding any other provision herein, the Executive’s right to receive any severance benefits pursuant to this Section 5.6 shall be subject to his execution and delivery to the Company of a general release of claims in substantially the form attached hereto as Exhibit A (with such changes as may be reasonably required to such form to help ensure its enforceability in light of any changes in applicable law) not more than twenty-one (21) days (forty-five (45) days if required under applicable law) after the date the Company provides the final form of release to the Executive (and the Executive’s not revoking such release within any revocation period provided under applicable law). The Company shall provide the final form of release agreement to the Executive not later than seven (7) days following the date of the termination date.

Upon any termination effected and compensated pursuant to this Section 5.6(a), the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1 hereof).

(b)           For purposes of this Agreement, the term “Change in Control” shall mean:

(i)             The acquisition by any Person of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of more than 50 percent of either (A) the then outstanding shares of capital stock of the Company (the “Outstanding Company Capital Stock”); or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this Section 5.6(b), the following acquisitions shall not constitute or result in a Change in Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company; or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or

(ii)           During any period of two consecutive years (not including any period prior to the Commencement Date) individuals who constitute the Board on the Commencement Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Commencement Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)           Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each a “Business Combination”), in each case, unless, following such Business Combination: (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Capital Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50 percent of the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Capital Stock and Outstanding Company Voting Securities, as the case may be; (B) any Person that as of the Commencement Date owns Beneficial Ownership of a Controlling Interest beneficially owns, directly or indirectly, more than 50 percent of the then outstanding shares of Common Stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and (C) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of this initial Agreement, or of the action of the Board, providing for such Business Combination; or

(iv)          approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(c)       For purposes of Section 5.6(b) hereof, the term “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934 and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

5.7 Resignation. Upon any termination of employment pursuant to this Article 5, the Executive shall be deemed to have resigned as an officer of the Company and its subsidiaries, and if he was then serving as a director of the Company or any of its subsidiaries, be deemed to resign as a director of the Company and its subsidiaries, and if required by the Board, the Executive shall upon such termination execute a resignation letter to the applicable board of directors.

5.8 Survival. The provisions of this Article 5 shall survive the termination of the Term of Employment or expiration of the term of this Agreement.

6.            Restrictive Covenants.

6.1          Confidential Information.

(a)          Executive hereby understands and acknowledges that because of Executive’s experience with and relationship to the Company, in the course of his Term of Employment he will acquire knowledge and will have access to and learn about confidential, secret and proprietary documents, materials, data, and other information, in tangible and intangible form, of and relating to the Company and its businesses (“Confidential Information”). Executive further understands and acknowledges that this Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by the Executive might cause the Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties.

(b)          For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, source codes, object codes, applications, operating systems, software design, web design, databases, device configurations, embedded data, compilations, metadata, technologies, manuals, records, articles, systems, content, sources of content, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, payroll information, personnel information, employee lists, content provider lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, notes, communications, algorithms, product plans, service plans, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, distributor lists, customer information, customer lists, client information and client lists of the Company or its businesses or any existing or prospective customer, content provider, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

(c)          The Executive understands and acknowledges that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

(d)          The Executive understands and acknowledges that Confidential Information developed by him in the course of his employment by the Company shall be subject to the terms and conditions of this Agreement as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive, provided that such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

(e)          For purposes of this Agreement, all information regarding specific prospective and existing customers and clients of the Company and other individuals and businesses with whom the Company does business is collectively referred to as “Customer/Client Information” and includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer/client and relevant to sales/services. All books, records, accounts and information relating in any manner to the Customer/Client Information, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive’s employment hereunder or on the Company’s request at any time.

6.2          Disclosure and Use Restrictions.

(a)          Executive covenants and agrees to treat all Confidential Information as strictly confidential, and:

(ii)         not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and to use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of any of the Executive’s authorized employment duties to the Company; and

(iii)        not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of any of the Executive’s authorized employment duties to the Company. The Executive understands and acknowledges that the Executive’s obligations under this Agreement regarding any particular Confidential Information begin immediately and shall continue during and after the Executive’s employment by the Company until the Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or a breach by those acting in concert with the Executive or on the Executive’s behalf.

(b)          Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Executive shall promptly provide written notice of any such order to an authorized officer of the Company.

(c)           Nothing in this Agreement prohibits or restricts the Executive (or the Executive’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority regarding a possible securities law violation.

6.3           Duration of Confidentiality Obligations. The Executive understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after he begins employment by the Company) and shall continue during and after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.

6.4         Non-solicitation of Customers/Clients and Employees. Executive specifically understands and acknowledges that he will have access to Confidential Information, including, specifically, without limitation, Customer/Client Information and trade secrets. Executive covenants and agrees that during the Restricted Period, except as otherwise approved in writing by the Company, Executive shall not, either directly or indirectly, for himself, or through, on behalf of, or in conjunction with any person, persons, partnership, association, corporation, or entity:

(a)           Use any Confidential Information, including, specifically, any Customer/Client Information and/or trade secrets to directly or indirectly solicit the customers/clients of the Company, or use to disrupt, disturb, or interfere with the relationships of the Company with its customers/clients; or

(b)          Disrupt, disturb or interfere with the business of the Company by directly or indirectly soliciting, recruiting, attempting to recruit, or raiding the employees of the Company, or otherwise inducing the termination of employment of any employee of the Company. Executive also agrees and covenants not to use any Confidential Information to directly or indirectly solicit the employees of the Company.

6.5          Definition of Company. Solely for purposes of this Article 6, the term “Company” also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

6.6          Acknowledgment by Executive. The Executive acknowledges and confirms that the restrictive covenants contained in this Article 6 (including without limitation the length of the term of the Restricted Period) are reasonably necessary to protect the legitimate business interests of the Company, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that the compensation payable to the Executive under this Agreement is in consideration for the duties and obligations of the Executive hereunder, including the restrictive covenants contained in this Article 6, and that such compensation is sufficient, fair and reasonable. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Article 6 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that the Confidential Information is such as would cause the Company serious injury or loss if he were to use such Confidential Information to the benefit of a competitor or were to compete with the Company in violation of the terms of this Article 6. The Executive further acknowledges that the restrictive covenants contained in this Article 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns. The Executive expressly agrees that upon any breach or violation of the provisions of this Article 6, the Company shall be entitled, as a matter of right, in addition to any other rights or remedies it may have, to: (a) temporary and/or permanent injunctive relief in any court of competent jurisdiction as described in Section 6.9 hereof; and (b) such damages as are provided at law or in equity. The existence of any claim or cause of action against the Company or its affiliates, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictions contained in this Article 6.

6.7          Restricted Period. For purposes of this Agreement, the term “Restricted Period” shall mean, and be the same length as, the Term of Employment; provided, however, if the Term of Employment is terminated by: (i) the Company for Cause (as defined in Section 5.1 hereof); or (ii) the Executive for other than Good Reason (as defined in Section 5.5(d) hereof), then the Restricted Period shall also include the 12-month period immediately following the termination of the Term of Employment. Notwithstanding the foregoing, the Restricted Period shall end in the event that the Company fails to make any payments or provide any benefits required by Article 5 hereof with 15 days of written notice from the Executive of such failure.

6.8          Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Article 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 6 within the jurisdiction of such court, such provision shall be interpreted or reformed and enforced as if it provided for the maximum restriction permitted under such governing law.

6.9          Extension of Time. If the Executive shall be in violation of any provision of this Article 6, then each time limitation set forth in this Article 6 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Article 6 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

6.10          Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Article 6 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Article 6 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

6.11        Noncompetition.  Except as may otherwise be approved by the Board, during the Restricted Period, the Executive shall not have any ownership interest (of record or beneficial) in, or have any interest as an executive, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any county, city or part thereof in the United States and/or any foreign country in a business which competes directly or indirectly (as determined by the Board) with the business of the Company in such county, city or part thereof, so long as the Company or any successors in interest to the business and goodwill of the Company, remains engaged in such business in such county, city or part thereof or continues to solicit customers or potential customers therein; provided, however, that Executive may own, directly or indirectly, solely as an investment, securities of any entity if Executive (x) is not a controlling person of, or a member of a group which controls, such entity; or (y) does not, directly or indirectly, own five percent (5%) or more of any class of securities of any such entity.

6.12        Survival. The provisions of this Article 6 shall survive termination of this Agreement and the Term of Employment in accordance with the terms herein.

7.             Section 409A of the Code.

(a)	The provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(b)	To the extent that Executive will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred.

(c)	A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall have such meaning.

(d)	Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

(e)	Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination, then only that portion of the severance and benefits payable to Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered “deferred compensation” under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six (6) month anniversary of Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(f)	For purposes of this Agreement, “Section 409A Limit” will mean a sum equal (x) to the amounts payable prior to March 15 following the year in which Executive is terminated plus (y) the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Section 409A and any IRS guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(g)	If any payment provided to Executive pursuant to this Agreement is subject to adverse tax consequences under Code Section 409A, then Company shall make such additional payments to Executive (“409A Gross Up Payments”) as are necessary to provide Executive with enough funds to pay the additional taxes, interest, and penalties imposed by Code Section 409A (collectively, the “409A Tax”), as well as any additional taxes, including but not limited to additional 409A Tax, attributable to or resulting from the payment of the 409A Gross Up Payments, with the end result that Executive shall be in the same position with respect to his tax liability as he would have been in if no 409A Tax had ever been imposed; provided, however, that the Company’s obligation to make payments under this Section 7 shall be limited to an amount equal to three times the 409A Tax (not including for this purpose 409A Tax attributable to the payment of any portion of the 409A Gross Up Payment). The Company shall make any payments required by this paragraph no later than the last day of Executive’s taxable year next following the Executive’s taxable year in which the 409A Tax is remitted to the taxing authority.

8.            Section 280G of the Code: Limitation on Payments.

(a)	The provisions of this Agreement are intended to comply with Section 280G of the Code and any final regulations and guidance promulgated thereunder (“Section 280G”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 280G. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to comply with Section 280G.

(b)	If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(c)	Notwithstanding any provision of paragraph (a) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

(d)	Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

(e)	If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 8(b) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 8(b)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) Section 8(b), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

9.            Assignment. The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

10.           Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to principles of conflict of laws.

11.           Jurisdiction and Venue. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Los Angeles County, California, and that, therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the parties irrevocably and unconditionally: (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement which is expressly permitted by the terms of this Agreement to be brought in a court of law, shall be brought in the courts of record of the State of California in Los Angeles County or the court of the United States, Central District of California; (b) consents to the jurisdiction of each such court in any such suit, action or proceeding; (c) waives any objection which it or he may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court papers may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in such courts.

12.           Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

13.          Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed electronic transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or e-mail or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three days after deposit in the U.S. mail. Notice shall be sent: (a) if to the Company, addressed to 700 N. Central Ave., Suite 430, Glendale, California 91203, Attention: Chairman of the Board and Chief Legal Officer; and (b) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party shall request by notice to the other in accordance with this provision.

14.          Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

15.          Right to Consult with Counsel; No Drafting Party. The Executive acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of his own choosing, and, given this, the Executive agrees that the obligations created hereby are not unreasonable. The Executive acknowledges that he has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

16.          Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

17.          Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

18.          Damages; Attorneys Fees. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto seeks to collect any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable costs and attorneys’ fees of the other.

19.          Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

20.          Rules of Interpretation. Except as otherwise expressly provided in this Agreement, the following rules shall apply to this Agreement: (a) words in the singular include the plural and words in the plural include the singular; (b) words importing the use of any gender shall include all genders where the context or the party referred to so requires, and the rest of the sentence shall be construed as if the necessary grammatical and terminological changes had been made; (c) the word “or” is not exclusive and “include” and “including” are not limiting; (d) a reference to any agreement or other contract includes any permitted supplements and amendments; (e) a reference to a section or paragraph in this Agreement shall, unless the context clearly indicates to the contrary, refer to all sub-parts or sub-components of any said section or paragraph; and (f) words such as “hereunder”, “hereto”, “hereof”, and “herein”, and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular clause hereof

21.          No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

22.          No Set-off or Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any compensation earned by the Executive as a result of his employment by another employer or otherwise, or any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

23.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument. A signed copy of this Agreement (including any digital or electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) delivered by electronic mail or other means of electronic transmission of a .pdf or similar file shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first above written.

COMPANY:

Loop Media, Inc.

By:	/s/ Jon Niermann

Name: Jon Niermann

Title: Chief Executive Officer and Chairman

Date:	April 14, 2021

EXECUTIVE:

By:	/s/ Andy Schuon

Andy Schuon
Head of Loop Music Studios

EXHIBIT A

FORM OF AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT AND GENERAL RELEASE (the “Agreement and General Release”) is entered into on [•], 20[•], by and between Loop Media, Inc. (the “Company”) and Andy Schuon (the “Executive”).

WHEREAS, Executive has been employed by the Company and the parties wish to resolve all outstanding claims and disputes between them relating to such employment;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement and General Release, the sufficiency of which the parties acknowledge, it is agreed as follows:

1.            General Release of Claims. In consideration for the Executive’s promises, covenants and agreements in this Agreement and General Release, the Company agrees to make the payments provided under Section 5 of the employment agreement entered into by the Company and the Executive on [DATE], 2021 (the “Employment Agreement”), in accordance with the terms and subject to the conditions of such Employment Agreement.

In exchange for the payments described in Section 5 of the Employment Agreement, to which the Executive would not otherwise be entitled, the Executive (for himself and his heirs, executors, administrators, beneficiaries, personal representatives and assigns) hereby completely, forever, irrevocably and unconditionally release and discharge, to the maximum extent permitted by law, the Company, the Company’s past, present and future parent organizations, subsidiaries and other affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and in their official capacities) and each of their respective employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing (the “Released Parties”) from any and all claims, actions, charges, controversies, causes of action, suits, rights, demands, liabilities, obligations, damages, costs, expenses, attorneys’ fees, damages and obligations of any kind or character whatsoever, that the Executive ever had, now has or may in the future claims to have by reason of any act, conduct, omission, transaction, agreement, occurrence or any other matter whatsoever occurring up to and including the date that the Executive signs this Agreement. This general release of claims includes, without limitation, any and all claims:

●	of discrimination, harassment, retaliation, or wrongful termination;

●	for breach of contract, whether oral, written, express or implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel or slander; negligence; assault; battery; invasion of privacy; personal injury; compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever;

●	for violation or alleged violation of any federal, state or municipal statute, rule, regulation or ordinance, including, but not limited to, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1991, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Family & Medical Leave Act, the Sarbanes-Oxley Act of 2002, the federal False Claims Act, the Family First Coronavirus Response Act, the New York State Human Rights Law, the New York City Human Rights Law, the New York Civil Rights Law, the New York Labor Law, New York paid family leave law, the New York False Claims Act, any New York wage and hour laws, the California Fair Employment and Housing Act, the Unruh Civil Rights Act, the California False Claims Act, the California Family Rights Act, the California New Parent Leave Act, the California Labor Code, any California Industrial Welfare Commission Wage Order, any California wage and hour law, in each case, as such laws have been or may be amended;

●	for employee benefits, including, without limitation, any and all claims under the Employee Retirement Income Security Act of 1974 (excluding COBRA);

●	to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options or incentive units;

●	arising out of or relating to any promise, agreement, offer letter, contract (whether oral, written, express or implied), understanding, personnel policy or practice, or employee handbook;

●	relating to or arising from the Executive’s employment with the Company, the terms and conditions of that employment, and the termination of that employment, including, without limitation any and all claims for discrimination, harassment, retaliation or wrongful discharge under any common law theory, public policy or any federal state or local statute or ordinance not expressly listed above; and

●	any and all claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, costs and disbursements.

The Executive expressly acknowledges that this general release of claims includes any and all claims arising up to and including the date the Executive signs and returns this Agreement and General Release which the Executive has or may have against the Released Parties, whether such claims are known or unknown, suspected or unsuspected, asserted or un-asserted, disclosed or undisclosed. By signing this Agreement and General Release, the Executive expressly waives any right to assert that any such claim, demand, obligation or cause of action has, through ignorance or oversight, been omitted from the scope of this release and further waives any rights under statute or common law principles that otherwise prohibit the release of unknown claims. The Executive expressly acknowledges that the Executive does not as of the date of execution of this Agreement and General Release have any known or suspected claim(s) against any of the Released Parties the factual foundation for which involve(s) unlawful discrimination or harassment.

Further Release By the Executive Of the Released Parties. The Executive expressly acknowledges that, in further consideration of the severance payment and opportunity to receive such payment set forth in the Employment Contract, the Executive waives all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”), or any other law or statute of similar effect in any jurisdiction with respect to the released Claims, with respect to the Released Parties. Section 1542 states: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Notwithstanding the provisions of Section 1542 and for the purpose of implementing a full and complete release of all Claims, the Executive expressly acknowledges and agrees that this Agreement and General Release releases all Claims existing or arising prior to the Executive’s execution of this Agreement and General Release which the Executive has or suspects he may have against the Released Parties whether such claims are known or unknown and suspected or unsuspected by him and the Executive forever waives all inquiries and investigations into any and all such claims. The Executive understands and acknowledges that the significance and consequence of this waiver of Civil Code §1542, is that even if the Executive should suffer additional injuries or damages arising out of the released Claims, the Executive will not be permitted to make any claim for those injuries or damages.

This general release of claims does not apply to, waive or affect: any rights or claims that may arise after the date the Executive signs and returns this Agreement and General Release; any claim for workers’ compensation benefits (but it does apply to, waive and affect claims of discrimination and/or retaliation on the basis of having made a workers’ compensation claim); claims for unemployment benefits or any other claims or rights that by law cannot be waived in a private agreement between an employer and employee; or the Executive’s rights to any vested benefits to which the Executive is entitled under the terms of the applicable employee benefit plan (the “Excluded Claims”). This general release of claims also does not apply to, waive, affect, limit or interfere with the Executive’s preserved rights described in section 9 below.

2.            Waiver of Claims under ADEA; Time to Consider/Revoke. The Executive acknowledges, understands and agrees that the general release of claims in section 1 above includes, but is not limited to, a waiver and release of all claims that the Executive may have under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”) arising up to and including the date that the Executive signs and returns this Agreement and General Release. As required by the Older Workers Benefit Protection Act of 1990, the Executive is hereby advised that:

●	the Executive is not waiving any rights or claims under the ADEA that may arise after the date the Executive signs this Agreement and General Release; and nothing in this Agreement and General Release prevents or precludes the Executive from challenging (or seeking a determination of) the validity of the waiver under the ADEA.

The Executive acknowledges that (i) he has been given at least twenty-one (21) calendar days (forty-five (45) days if required under applicable law) to consider this Agreement and General Release and that modifications hereof which are mutually agreed upon by the parties hereto, whether material or immaterial, do not restart the twenty-one day period; (ii) he has seven (7) calendar days from the date he executes this Agreement and General Release in which to revoke it; and (iii) this Agreement and General Release will not be effective or enforceable nor the amounts set forth in Section 1 paid unless the seven-day revocation period ends without revocation by the Executive. Revocation can be made by delivery and receipt of a written notice of revocation to [INSERT NAME/TITLE AND ADDRESS], by midnight on or before the seventh calendar day after the Executive signs the Agreement and General Release.

The Executive acknowledges that he has been advised to consult with an attorney of his choice with regard to this Agreement and General Release. The Executive hereby acknowledges that he understands the significance of this Agreement and General Release, and represents that the terms of this Agreement and General Release are fully understood and voluntarily accepted by him.

3.            No Pending Claims. The Executive represents and warrants that he has no charges, lawsuits, or actions pending in his name against any of the Released Parties relating to any claim that has been released in this Agreement and General Release. The Executive also represents and warrants that he has not assigned or transferred to any third party any right or claim against any of the Released Parties that he has released in this Agreement and General Release.

4.            Covenant not to Sue. Except as provided in section 9 below, the Executive covenants and agrees that he will not report, institute or file a charge, lawsuit or action (or encourage, solicit, or voluntarily assist or participate in, the reporting, instituting, filing or prosecution of a charge, lawsuit or action by a third party) against any of the Released Parties with respect to any claim that has been released in this Agreement and General Release.

5.            Cooperation with Investigations/Litigation. The Executive agrees, at the Company’s request, to reasonably cooperate, by providing truthful information, documents and testimony, in any Company investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during his employment with the Company. The Executive’s requested cooperation may include, for example, making himself reasonably available to consult with the Company’s counsel, providing truthful information and documents, and to appear to give truthful testimony. The Company will, to the extent permitted by applicable law and court rules, reimburse the Executive for reasonable out-of-pocket expenses that he incurs in providing any requested cooperation, so long as he provides advance written notice to the Company of such request for reimbursement and provide satisfactory documentation of the expenses. Nothing in this section is intended to, and shall not, preclude or limit the Executive’s preserved rights described in section 9 below.

6.            Confidentiality of this Agreement and General Release; Non-Disparagement. The Executive agrees that he will not disclose to others the existence or terms of this Agreement and General Release, except to his immediate family, attorneys and bona fide financial advisors and then only after securing the agreement of such individual(s) to maintain the confidentiality of this Agreement and General Release. The Executive also agrees that he will not at any time make any disparaging or derogatory statements concerning the Company or its business, products and services. However, nothing in this section is intended to, and shall not, restrict or limit the Executive from exercising his preserved rights described in section 9 or restrict or limit him from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry. To the extent required by law, nothing in this section is intended to, and shall not, restrict or limit the Executive from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when the Executive has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

7.            Non-Disclosure/Affirmation of Continuing Obligations. The Executive acknowledges and agrees that the confidentiality, intellectual property assignment, non-competition, non-solicitation and other restrictive covenants contained in the Employment Agreement (the “Restrictive Covenants”) shall remain in full force and effect in accordance with their terms, and Executive hereby reaffirms Executive’s agreement to comply with such Restrictive Covenants.

8.            Return of Company Documents and Other Property. The Executive confirms that he has returned to the Company any and all Company documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business and/or containing any non-public information concerning the Company or its clients, as well as all equipment, keys, access cards, credit cards, computers, computer hardware and software, electronic devices and any other Company property in his possession, custody or control. The Executive also represents and warrants that he has not retained copies of any Company documents, materials or information (whether in hardcopy, on electronic media or otherwise). The Executive also agrees that he will disclose to the Company all passwords necessary or desirable to enable the Company to access all information which he has password-protected on any of its computer equipment or on its computer network or system.

9.            Preserved Rights: This Agreement and General Release is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with

(a)            the Executive’s protected rights under federal, state or local employment discrimination laws (including, without limitation, the ADEA and Title VII) to communicate or file a charge with, initiate, testify, assist, comply with a subpoena from, or participate in any manner in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”) or similar federal, state or local government body or agency charged with enforcing employment discrimination laws; provided, however, the Executive shall not be entitled to any relief or recovery (whether monetary or otherwise), and the Executive hereby waives any and all rights to relief or recovery, under, or by virtue of, any such filing of a charge with, or investigation, hearing or proceeding conducted by, the EEOC or any other similar federal, state or local government agency relating to any claim that has been released in this Agreement and General Release; or

(b)            the Executive’s protected right to test in any court, under the Older Workers Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA in this Agreement and General Release; or

(c)            the Executive’s protected right to disclose any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which he is entitled; or

(d)            the Executive’s right to enforce the terms of this Agreement and General Release and to exercise his rights relating to any other Excluded Claims.

10.           No Admission. Nothing contained in this Agreement and General Release will constitute or be treated as an admission by the Executive, the Company or any of the other Released Parties of any liability, wrongdoing or violation of law.

11.           Miscellaneous

(a)            This Agreement and General Release shall inure to the benefit of the Company and the other Released Parties and shall be binding upon the Company and its successors and assigns. This Agreement and General Release also shall inure to the benefit of, and be binding upon, the Executive and his heirs, executors, administrators, trustees and legal representatives. This Agreement and General Release is personal to the Executive and he may not assign or delegate his rights or duties under this Agreement and General Release, and any such assignment or delegation will be null and void.

(b)            The provisions of this Agreement and General Release are severable. If any provision in this Agreement and General Release is held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement and General Release will remain in full force and effect and the invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal and enforceable to the maximum extent permitted by law.

(c)            The Company and the Executive shall each bear their own costs, fees (including, without limitation, attorney’s fees) and expenses in connection with the negotiation, preparation and execution of this Agreement and General Release.

(d)            The failure of the Company to seek enforcement of any provision of this Agreement and General Release in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future.

(e)            Given the full and fair opportunity provided to each party to consult with their respective counsel regarding terms of this Agreement and General Release, ambiguities shall not be construed against either party by virtue of such party having drafted the subject provision.

(f)             The headings in this Agreement and General Release are included for convenience of reference only and shall not affect the interpretation of this Agreement and General Release.

(g)            This Agreement and General Release may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement and General Release, or a signature page thereto intended to be attached to a copy of this Agreement and General Release, signed and transmitted by facsimile machine, telecopier or other electronic means (including via transmittal of a “pdf” file) shall be deemed and treated as an original document. The signature of any person thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party hereto, any facsimile, telecopy or other electronic document is to be re-executed in original form by the persons who executed the facsimile, telecopy of other electronic document. No party hereto may raise the use of a facsimile machine, telecopier or other electronic means or the fact that any signature was transmitted through the use of a facsimile machine, telecopier or other electronic means as a defense to the enforcement of this Agreement and General Release.

(h)            All matters affecting this Agreement and General Release, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in that State.

13.	Opportunity to Review. The Executive represents and warrants that he:

●	has had sufficient opportunity to consider this Agreement and General Release;

●	has carefully read this Agreement and General Release and understand all of its terms;

●	is not incompetent and has not had a guardian, conservator or trustee appointed for him;

●	has entered into this Agreement and General Release of his own free will and volition and that, except for the promises expressly made by the Company in this Agreement and General Release, no other promises or agreements of any kind have been made to him by any person or entity whatsoever to cause him to sign this Agreement and General Release;

●	understands that he is responsible for his own attorneys’ fees and costs;

●	has been advised and encouraged by the Company to consult with his own independent counsel before signing this Agreement and General Release;

●	has had the opportunity to review this Agreement and General Release with counsel of his choice or has chosen voluntarily not to do so;

●	was given at least twenty-one (21) days (forty-five (45) days if required under applicable law) to review this Agreement and General Release before signing it and understood that he was free to use as much or as little of the review period as he wished or considered necessary before deciding to sign it; and

●	understands that this Agreement and General Release is valid, binding, and enforceable against the Executive and the Company according to its terms.

[SIGNATURE PAGE FOLLOWS THIS PAGE]

IN WITNESS WHEREOF, the Executive has executed this Agreement and General Release on the date set forth below.

Witness:

Andy Schuon [Address]

Agreed to and accepted on ________________________.

LOOP MEDIA, INC.

By:
Name:
Title: